Exhibit 99.1

News Release

L.B. Foster Reports Third Quarter Operating Results

PITTSBURGH, PA, November 4, 2020 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and provider of services for transportation and energy infrastructure, today reported its third quarter of 2020 operating results, which included the following performance highlights:

•The Company previously announced the divestiture of its IOS Test and Inspection Services business. In light of that transaction, the results of this business have been reclassified into discontinued operations and the historical financial statements have been recast to give effect to this divestiture.

•Third quarter of 2020 net income from continuing operations was $16.6 million, or $1.56 per diluted share, an increase of $1.21 per diluted share from the prior year quarter. Adjusted net income from continuing operations1 for the third quarter of 2020 was $1.0 million, or an adjusted $0.09 per diluted share1. Adjusted net income from continuing operations1 for the third quarter of 2020 excludes restructuring charges of $0.2 million and a non-recurring income tax benefit of $15.8 million resulting from the divestiture of the IOS Test and Inspection Services business.

•Net sales for the third quarter of 2020 decreased by $26.5 million, or 18.3%, from the prior year quarter to $118.4 million.

•Backlog increased by 21.7% to $235.2 million compared to the prior year quarter, driven by significant increases in both the Rail Products and Services ("Rail") and Construction Products ("Construction") segments. New orders for the third quarter of 2020 were $130.5 million, a decline of 3.0% from the prior year quarter. The decline in new orders was attributable to the Tubular and Energy Services ("Tubular and Energy") segment.

•Gross profit for the third quarter of 2020 was $22.1 million, a decline of 21.1% from the prior year quarter. Gross profit margin was 18.6% for the third quarter of 2020.

•Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and certain charges) from continuing operations1 for the quarter was $7.4 million, a decrease of $1.9 million from the prior year quarter. Adjusted EBITDA from continuing operations1 for the quarter excludes restructuring charges of $0.3 million.

•Net cash provided by continuing operating activities for the quarter totaled $8.1 million, a decline of $15.3 million from the prior year quarter. However, on a year-to-date basis, net cash provided by continuing operating activities was $16.2 million, a $5.9 million increase as compared to the corresponding period in 2019.

•Net debt1 (total debt less cash and cash equivalents) decreased by $8.4 million from June 30, 2020 to $39.8 million as of September 30, 2020, resulting in an adjusted net leverage ratio1 of 1.1x as of September 30, 2020.

Impact of COVID-19
Beginning in March 2020, in response to the COVID-19 pandemic, several national, state, provincial, and local state of emergency orders were declared that included significant restrictive measures in the countries and other jurisdictions in which the Company sells, manufactures, or services products and systems. The Company was widely considered an “essential” business under these governmental orders and as such, was allowed to continue operations in the respective jurisdictions. In response, the Company adopted its Pandemic Action Plan, pursuant to which the Company implemented a range of enhanced safety protocols recommended by the U.S. Centers for Disease Control and Prevention and in accordance with recommendations of applicable non-U.S. governments and authorities in order to mitigate the spread of the virus while the Company continued its operations in various locations.
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures from continuing operations used in this release: adjusted net income, adjusted earnings per diluted share, EBITDA, adjusted EBITDA, net debt, and adjusted net leverage ratio.

During the third quarter, the Company continued to experience disruptions in supply chains, delays in deliveries to customers, and customer unwillingness to have L.B. Foster employees work on site, as well as general weakness in demand as certain restrictions continued to be in place in most areas. Most notably, the collapse in oil demand associated with reduced travel resulting from the COVID-19 pandemic, which led to a significant drop in demand for most of the products and services offered by our Tubular and Energy Segment, has persisted.

Despite some easing of initial restrictive measures, the Company anticipates continued disruption for the remainder of 2020 and beyond as various restrictive measures have remained in effect in the major markets we serve. The Company has experienced minimal disruption with its on-premise workforce up to this point, and the Company expects to continue to operate under its pandemic protocols with minimal changes.

The Rail and Construction segments reported increased order activity during the third quarter in comparison with the prior year despite the COVID-19 pandemic and continued to experience steady proposal activity. Due in part to the new order activity, backlog for the Rail and Construction segments increased by $52.8 million, in the aggregate, compared to September 30, 2019. However, the energy market continues to have an unfavorable outlook and the industry expects significant difficulties in funding ongoing development activity that requires the Company's services. As such, the Company has experienced continued weakness in new order activity, and is forecasting sales to decline significantly year-over-year for its Tubular and Energy segment. On a year-to-date basis compared to the prior year period, sales have declined 29.4% and orders have declined 50.8% in the Tubular and Energy segment.

The Company's strong balance sheet should continue to allow the Company to effectively manage operations through the current environment and remain a leading provider of products and services to the global infrastructure markets. During the third quarter of 2020, the Company reduced its net debt1 to $39.8 million as of September 30, 2020 from $48.2 million as of June 30, 2020, a reduction of $8.4 million. The Company's adjusted net leverage ratio1 was 1.1x as of September 30, 2020, with total available funding capacity of $79.4 million as of September 30, 2020.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, "We continue to deal with challenging market conditions and wide-ranging impact presented by the COVID-19 pandemic. Energy markets remain extremely depressed while pockets of our Rail and Construction segments exhibit some resilience. Order activity in both the Rail and Construction segments remained steady during the third quarter, although revenue reflects the ongoing delays in projects complicated by pandemic protocols and budget constraints. Our backlog increased by $52.8 million in the combined Rail and Construction segments as compared to the third quarter of 2019. As we continue to focus on cash flow near term, we also intend to fund exciting growth programs in these two segments to offset the significant weakness in our Tubular and Energy segment."

Regarding the COVID-19 pandemic, Mr. Bauer stated, "Our actions continue to keep our balance sheet strong with operating cash flow performance that helped us reduce net debt to $39.8 million. We believe that the divestiture of the IOS Test and Inspection Services business during the third quarter further strengthens the Company's outlook, both by providing us with significant tax benefits in future periods, including a very substantial tax refund of approximately $9.0 million within the next year, and by eliminating the unfavorable impact this division has been having on operating results due to challenging dynamics in the oil and gas market."

Third Quarter Results

•Third quarter of 2020 net sales of $118.4 million decreased by $26.5 million, or 18.3%, compared to the prior year quarter. The sales decrease was attributable to each of the Company's three segments, with the Tubular and Energy, Construction, and Rail segments declining by 44.9%, 19.7%, and 5.5% respectively, from the prior year quarter. The decline in revenue was primarily driven by circumstances surrounding the COVID-19 pandemic, including its resulting effect on the already-weakened demand for crude oil, which primarily impacted the Tubular and Energy segment. The pandemic also impacted the Rail segment, causing reduced demand for its friction management consumables and delays in new rail and transit projects. The Construction segment was primarily impacted by reduced volumes within the Piling Products division when compared to the prior year quarter, as 2019 had significant activity related to the Port Everglades project.

•Third quarter of 2020 gross profit of $22.1 million decreased by $5.9 million, or 21.1%, from the prior year quarter. Gross profit in each of the three segments declined from the prior year quarter, primarily as a result of reduced sales volumes. Consolidated gross profit margin of 18.6% decreased by 70 basis points when compared to the prior year quarter. The reduction was primarily driven by Tubular and Energy gross profit margin, which decrease by 480 basis points from the prior year quarter and, to a lesser extent, Rail gross profit margin, which decreased by 120 basis points. The decrease was partially offset by a 250 basis point improvement in Construction gross profit margin.

•Net income from continuing operations for the third quarter of 2020 was $16.6 million, or $1.56 per diluted share, compared to $3.8 million, or $0.35 per diluted share, in the prior year quarter. Adjusted net income from continuing operations1 for the third quarter of 2020 was $1.0 million, or an adjusted $0.09 per diluted share1. Adjusted net income from continuing operations1 for the third quarter of 2020 excludes restructuring charges, net of tax, of $0.2 million and a non-recurring income tax benefit of $15.8 million resulting from the sale of the IOS Test and Inspection Services business.

•Third quarter adjusted EBITDA from continuing operations1 was $7.4 million, a decrease of 20.2% compared to the prior year quarter. Adjusted EBITDA from continuing operations1 for the quarter excludes restructuring charges of $0.3 million.

•Selling and administrative expenses in the third quarter decreased by $4.0 million, or 18.9%, from the prior year quarter, primarily driven by decreases in personnel related costs of $2.7 million and third-party professional services of $0.6 million. Selling and administrative expenses as a percent of net sales decreased by 10 basis points from the prior year quarter to 14.4%.

•Net cash provided by operating activities from continuing operations for the quarter totaled $8.1 million, compared to $23.4 million in the prior year quarter. The $15.3 million decrease in net operating cash flow is primarily a result of decreased cash provided by changes in trade working capital when compared to the prior year quarter.

•Third quarter new orders were $130.5 million, a 3.0% decrease from the prior year quarter, attributable to declines in the Tubular and Energy segment. While orders declined by $12.1 million in the Tubular and Energy segment, new orders increased in Rail segment by $4.2 million and in the Construction segment by $3.9 million compared to the prior year quarter.

First Nine Months Results

•Net sales for the nine months ended September 30, 2020 of $381.8 million decreased by $93.3 million, or 19.6%, compared to the prior year period. The decline was attributable to reductions in each of the three operating segments with Tubular and Energy, Construction, and Rail decreasing by 29.4%, 22.2%, and 14.6%, respectively. The overall decline was primarily related to the impact of the COVID-19 pandemic which resulted in deteriorated conditions within the oil and gas market, reduced ridership and freight rail traffic, and project delays from pandemic related restrictions, including stay-at-home orders.

•Gross profit for the nine months ended September 30, 2020 decreased by $19.4 million, or 20.9%, from the prior year period to $73.3 million. The reduction was a result of declines in the Tubular and Energy, Construction, and Rail segments of 33.9%, 18.4%, and 15.1%, respectively. Gross profit margin decreased by 30 basis points when compared to the prior year period, which was primarily attributable to a 180 basis point reduction in Tubular and Energy gross profit margin.

•Net income from continuing operations for the nine months ended September 30, 2020 was $23.5 million, or $2.21 per diluted share, compared to net income from continuing operations of $17.8 million, or $1.67 earnings per diluted share, in the prior year period. Adjusted net income from continuing operations1 for the nine months ended September 30, 2020 was $7.9 million, or an adjusted $0.75 per diluted share1. Adjusted net income from continuing operations1 for the nine months ended September 30, 2020 excludes restructuring and relocation costs, net of tax, of $1.7 million, a non-recurring benefit, net of tax, of $1.4 million from a distribution associated with the Company's interest in an unconsolidated partnership and a non-recurring income tax benefit of $15.8 million resulting from the sale of the IOS Test and Inspection business.

•Adjusted EBITDA from continuing operations1 for the nine months ended September 30, 2020 was $25.1 million, a decrease of 31.4% compared to the prior year period. Adjusted EBITDA from continuing operations1 for the nine months ended September 30, 2020 excludes restructuring and relocation costs of $2.2 million and a non-recurring benefit of $1.9 million from a distribution associated with the Company's interest in an unconsolidated partnership.

•Selling and administrative expenses for the nine months ended September 30, 2020 decreased by $6.6 million, or 10.5%, from the prior year period, primarily driven by decreases in personnel related costs of $4.1 million and third-party professional services of $1.8 million. Selling and administrative expenses as a percent of net sales increased by 150 basis points from the prior year quarter to 14.7%.

•Net cash provided by continuing operating activities for the nine months ended September 30, 2020 totaled $16.2 million, compared to $10.3 million in the prior year period. The $5.9 million increase in net operating cash flow is primarily a result of increased cash provided by changes in trade working capital when compared to the prior year period.

•New orders for the nine months ended September 30, 2020 decreased by $63.2 million, or 13.8%, from the prior year period, attributable to declines in the Tubular and Energy and Rail Segments. However, ending backlog as of September 30, 2020 was $235.2 million, a $42.0 million, or 21.7%, increase from the prior year period despite a $10.8 million decline in the Tubular and Energy segment's backlog.

IOS Test and Inspection Services Divestiture
Since the middle of 2019, the upstream energy markets that the Company serves have deteriorated as prices of oil and natural gas declined due to weakening demand. This deterioration has recently accelerated as a result of the global COVID-19 pandemic and the associated reduction in demand due to reduced travel and movement of goods throughout the world. As U.S. exploration and production companies have reduced production and implemented spending cuts, demand for much of what the Company did in its IOS Test and Inspection Services business of the Tubular and Energy segment had sharply declined. As a result, the Company sold its equity in this business on September 4, 2020 for gross proceeds of $4.0 million. As a result of this divestiture, the Company has reclassified the results of this business into discontinued operations.

Due to the sale of this business, the Company recognized approximately $19.0 million in tax benefits, including tax benefits recognized in discontinued operations, for the quarter ended September 30, 2020. In addition, the Company anticipates receiving approximately $9.0 million in tax refunds in the next year, primarily as a result of the acceleration of existing deferred tax assets as a result of the sale. The Company incurred a pre-tax loss on sale of approximately $13.2 million, which is included in discontinued operations. The pre-tax loss from discontinued operations, excluding the loss on sale, was approximately $10.4 million for the year-to-date period ending September 30, 2020.

Precast Concrete Relocation
During the fourth quarter of 2019, the Company announced and commenced its plan to close the Construction segment's Precast Concrete Products facility in Spokane, WA and relocate this operation to Boise, ID. This relocation, which was completed during the first quarter of 2020, was part of an initiative focusing on regional growth opportunities and logistical savings associated with a more centralized location closer to the Company’s existing and prospective customer base. During the first nine months of 2020, the Company incurred approximately $0.7 million related to closure costs at the Spokane location and start-up costs at the Boise facility. Additionally, sales were negatively impacted as the Boise facility was non-operational during a portion of the first quarter of 2020. The Company does not anticipate any further costs associated with this relocation and operational efficiency is now in line with expectations at the new facility.

Market Outlook
The significant year-over-year backlog increases in the third quarter of 23.9% for the Rail segment, and 36.6% for the Construction segment continues to highlight the ongoing spending in the markets served by these two segments despite the weakness associated with traffic volume and transportation related projects due to the COVID-19 pandemic.

The Rail segment is anticipating further recovery in Rail Technologies, particularly products and services related to its operations in the United Kingdom. Rail Distribution bookings were strong in the third quarter of 2020, while concrete ties for transit systems experienced a significant increase in order activity as compared to the third quarter of 2019. As the Company monitors the budget shortfalls incurred by transit operators in all markets, projects associated with long term planning have been moving forward. However, the Company is not expecting a notable improvement in the sales of consumable products that are usually correlated to traffic volume for the remainder of 2020 and into 2021 given the on-going depressed travel volume driven by the COVID-19 pandemic, which the Company expects to continue.

The 36.6% growth in the Construction segment backlog as compared to September 30, 2019 resulted from increases in all of its divisions. The Piling division had a strong quarter of order activity, while the Fabricated Bridge and Precast Concrete Products divisions experienced substantial year-over-year increases in backlog. The backlog for bridge decking should continue to result in production rates at near capacity levels. The Precast Concrete Products division continues to benefit from new infrastructure projects in the regions that the Company serves. While this business depends on municipal, state, and federal spending for certain programs that may experience budget pressures, these programs could benefit from continued government spending on infrastructure and economic stimulus efforts related to civil construction projects.

In the Tubular and Energy segment, the severe decline in travel due to the COVID-19 pandemic has led to significant reductions in the production of oil as demand for fuel has declined by record amounts. On a year-to-date basis, sales have declined 29.4% and orders have declined by 50.8% in the Tubular and Energy segment. As a result of the significant decline in order activity, backlog is down substantially compared to September 30, 2019 and December 31, 2019. This has led to the Company projecting material declines in sales for this segment for the remainder of 2020 and into 2021. As a result of these projections, management is continuing to take actions to align the costs associated with this segment to the projected revenue streams. The served midstream energy market has longer term projects associated with it, and certain of these projects are expected to continue based on projected needs once the market returns to a more normalized volume level.

Third Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2020 operating results on Wednesday, November 4, 2020 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 833-614-1392 (U.S. & Canada) or 914-987-7113 (International).

About L.B. Foster Company
L.B. Foster Company (the "Company") is a leading manufacturer and distributor of products and provider of services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continued deterioration in the prices of oil and natural gas and the related impact on the upstream and midstream energy markets; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on travel and demand for oil and gas, and the continued deterioration in the prices for oil and gas, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent disposition of the IOS Test and Inspection Services business and acquisition of LarKen Precast, LLC and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, a failure of which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, or as updated and amended by other current or periodic filings with the Securities and Exchange Commission.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Sales of goods	$101,945	$118,578	$321,212	$389,862
Sales of services	16,420	26,270	60,623	85,235
Total net sales	118,365	144,848	381,835	475,097
Cost of goods sold	82,881	97,232	263,537	320,591
Cost of services sold	13,423	19,665	44,977	61,766
Total cost of sales	96,304	116,897	308,514	382,357
Gross profit	22,061	27,951	73,321	92,740
Selling and administrative expenses	17,066	21,035	56,273	62,871
Amortization expense	1,428	1,622	4,271	4,947
Interest expense - net	940	1,078	2,841	4,030
Other income - net	(209)	(374)	(1,909)	(764)
Income from continuing operations before income taxes	2,836	4,590	11,845	21,656
Income tax (benefit) expense	(13,742)	836	(11,698)	3,883
Income from continuing operations	16,578	3,754	23,543	17,773

Loss from discontinued operations before income taxes	(13,478)	(1,475)	(23,565)	(2,964)
Income tax benefit	(3,730)	(785)	(5,509)	(1,509)
Loss from discontinued operations	(9,748)	(690)	(18,056)	(1,455)
Net income	$6,830	$3,064	$5,487	$16,318
Basic earnings (loss) per common share:
From continuing operations	$1.57	$0.36	$2.24	$1.71
From discontinued operations	(0.92)	(0.07)	(1.72)	(0.14)
Basic earnings per common share	$0.65	$0.29	$0.52	$1.57
Diluted earnings (loss) per common share:
From continuing operations	$1.56	$0.35	$2.21	$1.67
From discontinued operations	(0.92)	(0.06)	(1.69)	(0.14)
Diluted earnings per common share	$0.64	$0.29	$0.52	$1.53
Average number of common shares outstanding - Basic	10,562	10,420	10,533	10,406
Average number of common shares outstanding - Diluted	10,659	10,674	10,654	10,631

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,311	$14,178
Accounts receivable - net	61,400	73,616
Inventories - net	117,267	118,461
Other current assets	15,176	4,101
Current assets of discontinued operations	—	6,308
Total current assets	203,154	216,664
Property, plant, and equipment - net	62,721	60,435
Operating lease right-of-use assets - net	16,696	11,280
Other assets:
Goodwill	19,823	19,565
Other intangibles - net	38,046	42,113
Deferred tax assets	37,318	19,522
Other assets	1,172	1,119
Other assets of discontinued operations	—	34,473
TOTAL ASSETS	$378,930	$405,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,181	$63,029
Deferred revenue	7,835	8,446
Accrued payroll and employee benefits	9,164	13,194
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	117	2,877
Other accrued liabilities	13,322	15,560
Current liabilities of discontinued operations	625	5,638
Total current liabilities	99,244	116,744
Long-term debt	48,987	55,275
Deferred tax liabilities	4,626	4,751
Long-term portion of accrued settlement	28,000	32,000
Long-term operating lease liabilities	14,081	9,012
Other long-term liabilities	10,641	11,916
Long-term liabilities of discontinued operations	—	5,611
Stockholders' equity:
Common stock	111	111
Paid-in capital	45,313	49,204
Retained earnings	163,012	157,525
Treasury stock	(12,722)	(16,795)
Accumulated other comprehensive loss	(22,363)	(20,183)
Total stockholders’ equity	173,351	169,862
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$378,930	$405,171

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses adjusted net income from continuing operations, adjusted diluted earnings per share from continuing operations, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations, adjusted EBITDA from continuing operations, net debt, and adjusted net leverage ratio, which are non-GAAP financial measures. The Company believes that adjusted net income from continuing operations is useful to investors as a supplemental way to compare historical periods without regard to various charges that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes that EBITDA from continuing operations is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted net income from continuing operations, adjusted diluted earnings per share from continuing operations, and adjusted EBITDA from continuing operations adjusts for certain charges to net income from continuing operations and EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In 2020, the Company made an adjustment for a non-recurring benefit from a distribution associated with the Company's interest in an unconsolidated partnership. In 2020 and 2019, the Company made adjustments to exclude the impact of restructuring activities and site relocation. In 2019, the Company made adjustments to exclude the impact of the U.S. pension settlement expense. The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA from continuing operations, as important metrics of the operational and financial health of the organization and are useful to investors as indicators of our ability to incur additional debt and to service our existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of adjusted net income from continuing operations, adjusted diluted earnings per share from continuing operations, EBITDA from continuing operations, adjusted EBITDA from continuing operations, net debt, and adjusted net leverage ratio are presented below (in thousands, except per share and ratio):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation
Net income from continuing operations, as reported	$16,578	$3,754	$23,543	$17,773
Relocation and restructuring costs, net of tax benefit of $63, $0, $546, and $0, respectively	213	—	1,651	—
Distribution from unconsolidated partnership, net of tax expense of $0, $0, $446, and $0, respectively	—	—	(1,428)	—
Income tax benefits resulting from the divestiture of IOS	(15,824)	—	(15,824)	—
Adjusted net income from continuing operations	$967	$3,754	$7,942	$17,773
Average number of common shares outstanding - Diluted, as reported	10,659	10,674	10,654	10,631
Diluted earnings per common share from continuing operations, as reported	$1.56	$0.35	$2.21	$1.67
Average number of common shares outstanding - Diluted, as reported	10,659	10,674	10,654	10,631
Diluted earnings per common share from continuing operations, as adjusted	$0.09	$0.35	$0.75	$1.67

	Three Months Ended September 30,		Nine Months Ended September 30,		Trailing Twelve Months Ended
	2020	2019	2020	2019	September 30, 2020

Adjusted EBITDA From Continuing Operations Reconciliation
Net income from continuing operations, as reported	$16,578	$3,754	$23,543	$17,773	$53,744
Interest expense - net	940	1,078	2,841	4,030	3,722
Income tax (benefit) expense	(13,742)	836	(11,698)	3,883	(39,416)
Depreciation expense	1,940	2,005	5,838	5,985	7,797
Amortization expense	1,428	1,622	4,271	4,947	5,769
Total EBITDA from continuing operations	$7,144	$9,295	$24,795	$36,618	$31,616
Relocation and restructuring costs	276	—	2,197	—	3,965
Distribution from unconsolidated partnership	—	—	(1,874)	—	(1,874)
U.S. pension settlement expense	—	—	—	—	2,210
Adjusted EBITDA from continuing operations	$7,420	$9,295	$25,118	$36,618	$35,917

	September 30, 2020	December 31, 2019

Net Debt Reconciliation
Total debt	$49,104	$58,152
Less cash and cash equivalents	(9,311)	(14,178)
Net debt	$39,793	$43,974

September 30, 2020

Adjusted Net Leverage Ratio Reconciliation
Net debt	$39,793
Trailing twelve month adjusted EBITDA from continuing operations	35,917
Adjusted net leverage ratio	1.1x